For More Information:
Investor contact: Barbara Bolens 414-438-6940
Media contact: Carole Herbstreit 414-438-6882
Brady Corporation reports sales and net income for its fiscal 2008 second quarter
MILWAUKEE (February 20, 2008)—Brady Corporation (NYSE: BRC), a world leader in identification solutions, reports sales and earnings for its second quarter ended January 31, 2008.
     Sales for the quarter were up 13 percent to $364.1 million, compared to $321.3 million in the second quarter of fiscal 2007. Base business growth was down 1 percent, acquisitions increased sales by 8 percent and currency exchange added 6 percent. Total sales increased 18 percent in Brady Americas, 3 percent in Direct Marketing & People Identification Americas, 24 percent in Europe, and 3 percent in the Asia/Pacific region.
     Net income for the quarter rose 35 percent to $26.7 million compared to $19.7 million in the quarter last year. Earnings per diluted Class A Common share increased 33 percent to $0.48 compared to $0.36 per share in the fiscal 2007 second quarter.
     Sales for the six months ended January 31, 2008, rose 14 percent to $744.3 million compared to $653.5 million in the same period last year. Net income for the first six months of fiscal 2008 rose 16 percent to $63.1 million compared to $54.2 million for the same period in fiscal 2007. Six-month earnings per diluted Class A Common share were up 15 percent to $1.14 compared to $0.99 in fiscal 2007.
     “We are pleased with our overall results for the quarter including good growth in net income and nice improvement in margins. Our profit improvements are a direct result of actions taken over the past year. A number of factors contributed to flat core growth, including a challenging economy in the US,” said Frank M. Jaehnert, Brady’s president and chief executive officer. “Recently, we consolidated leadership of our Direct Marketing & People Identification and Brady businesses in the Americas in order to bring greater consistency to our global management structure. Both businesses will now report to Matt Williamson, president, Brady Americas. This will further streamline and simplify our organization.”
     “I am very pleased to see the impact that our focus on working capital has had on operating cash flow generation which increased to $87.8 million from $37.1 million, up 137 percent year to date,” said Brady Chief Financial Officer Thomas J. Felmer. “We are continuing to focus on integrating acquisitions and streamlining our business to assure our cost structure is appropriate for the economic conditions, and rebalancing our business in Asia to focus on more proprietary and profitable segments. We reaffirm our guidance of sales from $1.43 to $1.46 billion and net income and diluted earnings per share of between $129 and $135 million, and $2.31 and $2.42 respectively.”
     A webcast regarding fiscal 2008 second quarter results will be available at www.investor.bradycorp.com beginning at 9:30 a.m. Central Standard Time today.
     Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Its products help customers increase safety, security, productivity and performance and include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has more than 500,000 customers in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee and employs more than 9,000 people at operations in the Americas, Europe and Asia/Pacific. Brady’s fiscal 2007 sales were approximately $1.363 billion.
     More information is available on the Internet at www.bradycorp.com.
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Brady believes that certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements related to future, not past, events included in this news release, including, without limitation, statements regarding Brady’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from future financial performance of major markets Brady serves, which include, without limitation, telecommunications, manufacturing, electrical, construction, laboratory, education, governmental, public utility, computer, transportation; difficulties in making and integrating acquisitions; risks associated with newly acquired businesses; Brady’s ability to retain significant contracts and customers; future competition; Brady’s ability to develop and successfully market new products; changes in the supply of, or price for, parts and components; increased price pressure from suppliers and customers; interruptions to sources of supply; environmental, health and safety compliance costs and liabilities; Brady’s ability to realize cost savings from operating initiatives; Brady’s ability to attract and retain key talent; difficulties associated with exports; risks associated with international operations; fluctuations in currency rates versus the US dollar; technology changes; potential write-offs of Brady’s substantial intangible assets; risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products; business interruptions due to implementing business systems; and numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section located in Item 1A of Part II of Brady’s Annual Report on Form 10-K for the period ended July 31, 2007. These uncertainties may cause Brady’s actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements.

BRADY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands)

	(Unaudited)
	Three Months Ended January 31,			Six Months Ended January 31,
			Percentage			Percentage
	2008	2007	Change	2008	2007	Change
Net sales	$364,124	321,275	13.3%	$744,258	653,534	13.9%
Cost of products sold	189,101	171,114	10.5%	381,567	339,245	12.5%

Gross margin	175,023	150,161	16.6%	362,691	314,289	15.4%

Operating expenses:
Research and development	10,071	9,082	10.9%	19,050	17,614	8.2%
Selling, general and administrative	122,508	108,355	13.1%	242,859	212,010	14.6%

Total operating expenses	132,579	117,437	12.9%	261,909	229,624	14.1%

Operating income	42,444	32,724	29.7%	100,782	84,665	19.0%

Other income and (expense):
Investment and other income (expense)	2,269	(106)	-2240.6%	2,387	532	348.7%
Interest expense	(6,747)	(5,244)	28.7%	(13,467)	(9,979)	35.0%

Income before income taxes	37,966	27,374	38.7%	89,702	75,218	19.3%

Income taxes	11,276	7,665	47.1%	26,642	21,061	26.5%

Net income	$26,690	19,709	35.4%	$63,060	54,157	16.4%

	2008	2007		2008	2007
Per Class A Nonvoting Common Share:
Basic net income	$0.49	$0.37	32.4%	$1.16	$1.01	14.9%
Diluted net income	$0.48	$0.36	33.3%	$1.14	$0.99	15.2%
Dividends	$0.15	$0.14	7.1%	$0.30	$0.28	7.1%

Per Class B Voting Common Share:
Basic net income	$0.49	$0.37	32.4%	$1.14	$0.99	15.2%
Diluted net income	$0.48	$0.36	33.3%	$1.13	$0.97	16.5%
Dividends	$0.15	$0.14	7.1%	$0.28	$0.26	7.7%

Weighted average common shares outstanding (in Thousands):
Basic	54,510	53,894		54,430	53,814
Diluted	55,228	54,789		55,175	54,697

BRADY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	(Unaudited)
	January 31, 2008	July 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$198,439	$142,846
Short term investments	—	19,200
Accounts receivable, less allowance for losses ($8,960 and $9,109, respectively)	242,394	239,569
Inventories:
Finished products	82,783	80,486
Work-in-process	21,164	21,309
Raw materials and supplies	35,867	37,983

Total inventories	139,814	139,778
Prepaid expenses and other current assets	45,946	42,020

Total current assets	626,593	583,413

Other assets:
Goodwill	768,850	737,450
Other intangible assets, net	148,468	149,761
Deferred income taxes	31,070	32,508
Other	24,697	21,111

Total other assets	973,085	940,830

Property, plant and equipment:
Cost:
Land	6,394	6,332
Buildings and improvements	93,938	90,688
Machinery and equipment	264,611	248,356
Construction in progress	14,531	18,107

	379,474	363,483
Less accumulated depreciation	205,240	188,869

Net property, plant and equipment	174,234	174,614

Total	$1,773,912	$1,698,857

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$96,220	$91,596
Wages and amounts withheld from employees	62,065	73,622
Taxes, other than income taxes	7,789	8,461
Accrued income taxes	12,804	24,677
Other current liabilities	53,129	60,254
Short-term borrowings and current maturities on long-term debt	21,436	21,444

Total current liabilities	253,443	280,054

Long-term obligations, less current maturities	478,572	478,575

Other liabilities	62,899	49,216

Total liabilities	794,914	807,845

Stockholders’ investment:
Common stock:
Class A nonvoting common stock — Issued 51,032,887 and 50,586,524 shares	510	506
Class B voting common stock — Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	284,761	266,203
Income retained in the business	586,111	540,238
Accumulated other comprehensive income	107,035	83,376
Other	546	654

Total stockholders’ investment	978,998	891,012

Total	$1,773,912	$1,698,857

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	(Unaudited)
	Six Months Ended
	January 31,
	2008	2007
Operating activities:
Net income	$63,060	$54,157
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,669	26,096
Deferred income taxes	(1,527)	(542)
Loss on disposal of property, plant & equipment	1,010	305
Non-cash portion of stock-based compensation expense	6,382	3,669
Changes in operating assets and liabilities (net of effects of business acquisitions):
Accounts receivable	7,080	(14,036)
Inventories	7,571	(14,787)
Prepaid expenses and other assets	(7,339)	(8,590)
Accounts payable and accrued liabilities	(17,117)	(8,316)
Income taxes	(1,266)	(3,411)
Other liabilities	325	2,514

Net cash provided by operating activities	87,848	37,059

Investing activities:
Acquisition of businesses, net of cash acquired	(24,552)	(90,418)
Payments of contingent consideration	(5,798)	(9,329)
Purchases of short-term investments	(10,350)	—
Sales of short-term investments	29,550	11,500
Purchases of property, plant and equipment	(14,358)	(31,901)
Other	(3,259)	(5,831)

Net cash used in investing activities	(28,767)	(125,979)

Financing activities:
Payment of dividends	(16,285)	(15,014)
Proceeds from issuance of common stock	7,980	3,837
Principal payments on debt	(9)	(26,231)
Proceeds from issuance of debt	—	97,020
Income tax benefit from the exercise of stock options and deferred compensation distribution	4,093	763

Net cash (used in) provided by financing activities	(4,221)	60,375
Effect of exchange rate changes on cash	733	1,945

Net increase (decrease) in cash and cash equivalents	55,593	(26,600)
Cash and cash equivalents, beginning of period	142,846	113,008

Cash and cash equivalents, end of period	198,439	86,408

Supplemental disclosures:
Cash paid during the period for:
Interest, net of capitalized interest	$13,153	$9,754
Income taxes, net of refunds	26,381	23,983
Acquisitions:
Fair value of assets acquired, net of cash	$17,279	$50,042
Liabilities assumed	(6,371)	(15,617)
Goodwill	13,644	55,993

Net cash paid for acquisitions	$24,552	$90,418

Information by regional segment for the three and six months ended January 31, 2008 and 2007 is as follows:

		Direct
		Marketing &
	Brady	People ID				Corporate and
(in thousands)	Americas	Americas	Europe	Asia Pacific	Subtotals	Eliminations	Total
SALES TO EXTERNAL CUSTOMERS
Three months ended:
January 31, 2008	$95,303	$61,318	$122,615	$84,888	$364,124	—	$364,124
January 31, 2007	80,510	59,478	98,846	82,441	321,275	—	321,275

Six months ended:
January 31, 2008	$200,538	$130,858	$231,529	$181,333	$744,258	—	$744,258
January 31, 2007	163,269	123,662	191,211	175,392	653,534	—	653,534

SALES GROWTH INFORMATION
Three months ended January 31, 2008:
Base	2.0%	-4.1%	1.6%	-4.6%	-1.0%	—	-1.0%
Currency	2.7%	1.9%	10.4%	7.2%	6.1%	—	6.1%
Acquisitions	13.7%	5.3%	12.1%	0.4%	8.2%	—	8.2%
Total	18.4%	3.1%	24.1%	3.0%	13.3%	—	13.3%

Six months ended January 31, 2008:
Base	5.1%	-0.8%	0.9%	-3.9%	0.3%	—	0.3%
Currency	2.2%	1.6%	10.1%	6.9%	5.7%	—	5.7%
Acquisitions	15.5%	5.0%	10.1%	0.4%	7.9%	—	7.9%
Total	22.8%	5.8%	21.1%	3.4%	13.9%	—	13.9%

SEGMENT PROFIT (LOSS)
Three months ended:
January 31, 2008	$19,517	$12,519	$31,067	$12,660	$75,763	$(2,347)	$73,416
January 31, 2007	14,473	14,920	22,604	12,394	64,391	(2,828)	61,563
Percentage increase (decrease)	34.9%	-16.1%	37.4%	2.1%	17.7%	-17.0%	19.3%
Six months ended:
January 31, 2008	$43,975	$32,167	$60,967	$32,050	$169,159	$(4,583)	$164,576
January 31, 2007	35,188	31,723	45,609	34,531	147,051	(5,638)	141,413
Percentage increase (decrease)	25.0%	1.4%	33.7%	-7.2%	15.0%	-18.7%	16.4%
NET INCOME RECONCILIATION

	Three months ended:		Six months ended:
	January 31,	January	January 31,	January 31,
(in thousands)	2008	31, 2007	2008	2007
Total profit for reportable segments	$75,763	$64,391	$169,159	$147,051
Corporate and eliminations	(2,347)	(2,828)	$(4,583)	(5,638)
Unallocated amounts:
Administrative costs	(30,972)	(28,839)	(63,794)	(56,748)
Investment and other income	2,269	(106)	2,387	532
Interest expense	(6,747)	(5,244)	(13,467)	(9,979)

Income before income taxes	37,966	27,374	89,702	75,218
Income taxes	(11,276)	(7,665)	(26,642)	(21,061)

Net income	$26,690	$19,709	$63,060	$54,157

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(in thousands)

	Fiscal 2007
	Q1	Q2	Q3	Q4	Total
EBITDA (1)
Net income	$34,448	$19,709			$54,157
Interest expense	4,735	5,244			9,979
Income taxes	13,396	7,665			21,061
Depreciation and amortization	12,927	13,169			26,096

EBITDA (non-GAAP measure)	$65,506	$45,787	$—	$—	$111,293

	Fiscal 2008
	Q1	Q2	Q3	Q4	Total
EBITDA (1)
Net income	$36,370	$26,690			$63,060
Interest expense	6,720	6,747			13,467
Income taxes	15,366	11,276			26,642
Depreciation and amortization	14,168	15,501			29,669

EBITDA (non-GAAP measure)	$72,624	$60,214	$—	$—	$132,838

(1)	Brady is presenting EBITDA because it is used by many of our investors and lenders, and is presented as a convenience to them. EBITDA represents net income before interest expense, income taxes and depreciation and amortization. EBITDA is not a calculation based on generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Income data. EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company’s operating performance, or as an alternative to operating cash flows as a measure of liquidity. The EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.